EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Dave Parker, (812) 491-4135, d.parker@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

Nov. 2, 2016

Vectren Corporation Reports Third Quarter 2016 Results
Affirms 2016 Guidance

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported third quarter 2016 net income of $61.4 million, or $0.74 per share, compared to net income of $39.3 million, or $0.48 per share, in the third quarter of 2015. For the nine months ended Sept. 30, 2016, net income was $142.0 million, or $1.71 per share, compared to $132.1 million, or $1.60 per share for the nine months ended Sept. 30, 2015.

Summary and highlights of results

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Utility Group earnings were $34.9 million, or $0.42 per share, in the third quarter of 2016, compared to $26.9 million, or $0.33 per share, in 2015. For the year-to-date period, net income for the Utility Group was $122.3 million, or $1.48 per share, compared to earnings of $114.3 million, or $1.38 per share, in 2015. Utility Group results are driven largely by the continued investment in the gas infrastructure program in both Indiana and Ohio.

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Nonutility Group earnings were $24.3 million, or $0.29 per share, in the third quarter of 2016, compared to $12.5 million, or $0.15 per share, in the third quarter of 2015. For the 2016 year-to-date period, nonutility earnings were $18.2 million, or $0.22 per share, which is flat to 2015. The Energy Services business continues to grow, achieving record third quarter revenues. Infrastructure Services’ distribution operation is also continuing its strong performance. While third quarter revenues increased for Infrastructure Services’ transmission operation, that business continues to be challenged by increased competition from sustained low oil prices and delays in new pipeline construction projects.

“Our third quarter results for the utility group were strong and we expect that performance to continue for the balance of the year,” said Carl Chapman, Vectren’s chairman, president and CEO. “Our Energy Services business and Infrastructure Services’ distribution operation again performed very well in the quarter and that trend is also expected to continue for the rest of 2016.”

“As we discussed during 2015 and thus far in 2016, Infrastructure Services’ transmission operation has experienced increased competition in its primary area of transmission pipeline maintenance work. The increased competition has resulted in lower margins for transmission pipeline maintenance work and fewer jobs being awarded to us. However, transmission results were favorably impacted in the quarter by the revenue related to a number of projects, including a larger project where work commenced in the third quarter of 2016. We remain confident in the long-term outlook as new pipeline projects are still scheduled to get underway in the relatively near term, which should result in a reduction in competition for maintenance work.”

EXHIBIT 99.1

2016 earnings guidance affirmed

The company affirms its 2016 consolidated earnings guidance range of $2.45 to $2.55 per share. The company also affirms 2016 Utility Group earnings expectation to be within a range of $2.05 to $2.10 per share and the Nonutility Group earnings expectation, including Corporate and Other, to be within a range of $0.40 to $0.45 per share.

Guidance ranges are based on assumptions and information currently available, including the current expected timing of announced pipeline construction projects. Changes in these assumptions could materially impact earnings and result in earnings for 2016 significantly different than this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements".

Utility Group discussion

For the three months ended Sept. 30, 2016, Utility Group earnings were $34.9 million, or $0.42 per share, compared to $26.9 million, or $0.33 per share, in 2015. In the nine months ended Sept. 30, 2016, the Utility Group earned $122.3 million, or $1.48 per share, compared to $114.3 million, or $1.38 per share, in 2015. Both the quarter and year-to-date periods reflect increases in gas utility margin from returns on the Indiana and Ohio infrastructure investment programs and increases in large customer usage in both the quarter and year-to-date periods compared to 2015. Though earnings in the third quarter of 2016 were favorably impacted by an increase in customer margin as cooling degree days in 2016 were higher compared to 2015, the increase in the year-to-date period is offset by decreases in gas and electric utility margin due to warmer weather in the first quarter of 2016 as compared to the significantly colder first quarter of 2015. Results in both the quarter and year-to-date periods reflect lower wholesale power margin due primarily to lower market pricing compared to 2015. Operating expenses in the year-to-date period compared to 2015 were favorably impacted by reduced power plant and energy delivery maintenance costs in 2016, offset somewhat by higher performance-based compensation expense primarily driven by an increase in the company's stock price.

The Utility Group consists of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. The Electric Utility Services segment provides electric transmission and distribution services to southwestern Indiana and includes its power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company’s utility operations.

Gas Utility Services
The Gas Utility Services operating segment earned $0.9 million, or $0.01 per share, in the third quarter of 2016, compared to a loss of ($3.3) million, or $0.04 per share, in the third quarter of 2015. In the nine months ended Sept. 30, 2016, Gas Utility Services earned $46.0 million, or $0.56 per share, compared to earnings of $40.4 million, or $0.49 per share, in 2015. The improved earnings in both periods reflect returns on the Indiana and Ohio infrastructure investment programs and increases in small customer count. In the year-to-date period, these increases were partially offset by lower usage by large customers in Indiana and Ohio and small commercial customers in Ohio largely due to warmer than normal weather in the first quarter. Through rate design, margin from residential gas customers in both Indiana and Ohio and commercial customers in Indiana is largely unaffected by weather. Operating expenses in the year-to-date period compared to 2015 were unfavorably impacted by higher performance-based compensation expense primarily driven by an increase in the company's stock price.

EXHIBIT 99.1

Following is more detailed information related to the earnings from Gas Utility Services. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year to Date
2015 Gas Utility Earnings	$(3.3)	$40.4

Gas infrastructure investment programs	2.2	6.4
Weather impact on large customer usage and Ohio small commercial customer usage	—	(1.0)
Small customer growth	0.4	1.1
Performance-based compensation expense	0.9	(0.6)
All other	0.7	(0.3)
	4.2	5.6

2016 Gas Utility Earnings	$0.9	$46.0

Electric Utility Services
The Electric Utility Services operating segment earned $31.3 million, or $0.38 per share, in the third quarter of 2016, compared to $28.2 million, or $0.34 per share, in the third quarter of 2015. Electric Utility Services earned $67.0 million year-to-date in 2016, compared to earnings of $67.1 million for the year-to-date period in 2015, or $0.81 per share in both periods. Earnings in the third quarter of 2016 were favorably impacted by an increase in customer margin as cooling degree days in 2016 were higher compared to 2015 and electric results are not protected by weather normalizing mechanisms. Year-to-date results reflect lower wholesale power margin due to lower market pricing compared to 2015 driven largely by lower natural gas prices, generating unit availability, and unfavorable impacts from weather, primarily in the first quarter of 2016. These year-to-date decreases were somewhat offset by increases in large customer usage and decreases in operating expenses, primarily related to variable power plant expenses.

Following is more detailed information related to the earnings from Electric Utility Services. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year to Date
2015 Electric Utility Earnings	$28.2	$67.1

Weather impact on small customer usage	2.2	(0.4)
Wholesale power margin	(0.5)	(1.4)
Large customer usage	1.7	1.1
All other, primarily power plant costs	(0.3)	0.6
	3.1	(0.1)

2016 Electric Utility Earnings	$31.3	$67.0

Other Operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer and work management systems and the customer contact center, as examples. In the third quarter of 2016, earnings from these operations at the utilities were $2.7 million, compared to $2.0 million in the third quarter of 2015. In the nine months ended Sept. 30, 2016, earnings from these operations at the utilities were $9.3 million compared to $6.8 million in 2015. Results for the periods presented reflect lower depreciation expense.

EXHIBIT 99.1

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of corporate expenses allocated to the Nonutility Group.

In the third quarter of 2016, Nonutility Group results were earnings of $24.3 million, compared to earnings of $12.5 million in 2015. For the nine months ended Sept. 30, 2016 and 2015, the Nonutility Group reported earnings of $18.2 million.

Infrastructure Services: provides underground pipeline construction and repair services through wholly owned subsidiaries Miller Pipeline, LLC and Minnesota Limited, LLC.

Results from Infrastructure Services’ operations in the third quarter of 2016, were earnings of $18.2 million, or $0.22 per share, compared to earnings of $9.9 million, or $0.12 per share, in the third quarter of 2015. During the nine months ended Sept. 30, 2016, results were earnings of $9.8 million, or $0.12 per share, compared to earnings of $19.6 million, or $0.24 per share, for the year-to-date period in 2015.

The distribution portion of the infrastructure operation continues to perform well as gas utilities across the country make significant investments in their gas infrastructure systems. This growth trend is expected to continue as utilities execute their infrastructure replacement programs. In addition to strong distribution results, quarterly results in 2016 compared to 2015 were favorably impacted by increased transmission revenues related to, among other projects, a larger project where work commenced in the third quarter of 2016. The lower year-to-date results from the transmission business are due largely to two large station projects completed in the first quarter of 2015, fewer transmission maintenance projects being awarded in 2016, and lower margin on those awarded contracts.

The reduction in Infrastructure Services’ transmission revenues and lower margin is primarily reflective of a very competitive transmission pipeline maintenance environment that has reduced the number of projects awarded and pressured margin on projects won. This increased competition continues as other contractors adjust crews and workload as some large gas and oil projects have been delayed due to the lengthening environmental and regulatory approval process and the current low oil price environment. Those contractors continue to compete aggressively in the repair and maintenance market, resulting in fewer projects awarded to Infrastructure Services and lower margins on awarded projects. Finally, even though the start date of some of the announced pipeline projects may be further delayed in the near term, the fundamental business model related to the long cycle of transmission sector repair and maintenance work remains unchanged as demand remains high due to aging infrastructure and evolving safety and reliability regulations. Total Infrastructure Services gross revenues for the year to date period were $565.6 million, compared to gross revenues of $642.5 million for the same period in 2015.

At Sept. 30, 2016, Infrastructure Services had an estimated backlog of blanket contracts of $445 million and bid contracts of $190 million, for a total backlog of $635 million. This compares to an estimated backlog at June 30, 2016 of $420 million for blanket contracts and $275 million for bid contracts, for a total of $695 million. The June 30, 2016 backlog included $50 million related to a project that was delayed indefinitely in August. Total backlog at Sept. 30, 2015 was also $635 million.

The long-term outlook for construction activity remains strong as utilities, municipalities and pipeline operators repair and replace aging natural gas and oil pipelines and related infrastructure. The continued low oil prices have resulted in some production cuts that have been predominately related to the drilling of new wells. There are significant new pipeline projects totaling approximately 13,000 miles announced primarily to be completed through 2019 that, even if further delayed, are ultimately expected to absorb resources and equipment. The result should be a gradual increase in opportunities for pipeline maintenance work and some increase in margins as the competition for maintenance work decreases. Further, evolving safety and reliability regulations are anticipated to continue to drive demand in maintenance and integrity work. On March 18, 2016, the Pipeline and Hazardous Materials Safety Association (PHMSA) published a notice of proposed rulemaking on the safety of gas transmission and gathering lines. The proposed rule addresses many of the remaining requirements from the 2011 Pipeline Safety Act and will likely lead to additional demand for pipeline maintenance and integrity work.

Energy Services: provides energy performance contracting and sustainable infrastructure, such as renewables, distributed generation, and combined heat and power projects through its wholly owned subsidiary Energy Systems Group, LLC (ESG).

EXHIBIT 99.1

Results from Energy Services’ operations for the third quarter of 2016 were earnings of $6.2 million, or $0.08 per share, compared to earnings of $3.1 million, or $0.04 per share, in 2015. During the nine months ended Sept. 30, 2016, Energy Services’ results were earnings of $8.7 million, or $0.11 per share, compared to a slight loss of ($0.4) million in 2015. Energy Services has record quarter and year-to-date revenues of $76.6 million and $191.8 million, respectively, in 2016, compared to revenues of $67.2 million in the prior year quarter and $134.0 million for the year-to-date period in 2015.

At Sept. 30, 2016, the backlog of signed fixed price contracts remains high at $182 million. The backlog at Sept. 30, 2016 is down compared to Dec. 31, 2015 due to the significant number of contracts signed in the fourth quarter of 2015 as well as the amount of backlog converted to revenue in the first three quarters of 2016. However, the list of projects at Sept. 30, 2016 where ESG has been selected and there is a high degree of confidence that the stated work will be performed, or sales funnel, remains high at $420 million. The Company's long-term view of the performance contracting and sustainable infrastructure opportunities remains strong as the national focus on energy conservation and security, renewable energy, and sustainability continues to grow given the expected rise in power prices across the country and customer focus on efficiency and clean energy. Expected activity in the federal sector, as well as positive indications in the public sector and sustainable infrastructure business, is reflected in the strong backlog and sales funnel. Consistent with the national focus on energy conservation and efficiency, in Dec. 2015, the tax code section (Section 179D) allowing for federal tax deductions related to energy efficiency savings achieved was retroactively extended for 2015 through 2016. The impact of these tax deductions, net of fees, reflected in third quarter 2016 results was $1.2 million and $2.6 million year to date. Given the timing of the extension in late 2015, there was no Section 179D earnings impact in the 2015 quarterly or year-to-date September comparative periods' results, as the entire 2015 impact was recorded in the fourth quarter.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on Nov. 3, 2016
Vectren’s financial analyst call will be at 2:00 p.m. (ET), Nov. 3, 2016, at which time management will discuss third quarter 2016 financial results. To participate in the call, analysts are asked to dial 1-888-317-6016 10 minutes prior to the start time and refer to the “Vectren Corporation 2016 Third Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com. The slide presentation posted at vectren.com contains information about the company's use of non GAAP measures, specifically as it relates to the use of earnings per share. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. through Infrastructure Services and Energy Services. To learn more about Vectren, visit www.vectren.com.

Forward-Looking Information

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

EXHIBIT 99.1

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Factors affecting utility operations such as unfavorable or unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

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New legislation, litigation and government regulation, such as changes in or additions to tax laws or rates, pipeline safety regulation and environmental laws, including laws governing air emissions, including carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact the continued operation, and/or cost recovery of our generation plants and related assets. These compliance costs could substantially change the nature of the Company's generation fleet.

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Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber attacks, or other similar occurrences could adversely affect the Company's facilities, operations, financial condition, results of operations, and reputation.

•	Increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy.

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Regulatory factors such as uncertainty surrounding the composition of state regulatory commissions, adverse regulatory changes, unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under regulation, interpretation of regulatory-related legislation by the IURC and/or PUCO and appellate courts that review decisions issued by the agencies, and the frequency and timing of rate increases.

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Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations.

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Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, and other nonutility products and services; economic impacts of changes in business strategy on both gas and electric large customers; lower residential and commercial customer counts; variance from normal population growth and changes in customer mix; higher operating expenses; and further reductions in the value of certain nonutility investments.

•	Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•	Volatile oil prices and the potential impact on customer consumption and price of other fuel commodities.

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Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

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The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the Company’s Infrastructure Services, Energy Services, and remaining ProLiance Holdings assets.

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Factors affecting Infrastructure Services, including the level of success in bidding contracts; fluctuations in volume and mix of contracted work; mix of projects received under blanket contracts; unanticipated cost increases in completion of the contracted work; funding requirements associated with multiemployer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions, including changes in the market prices of oil and natural gas that would affect the demand for infrastructure construction.

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Factors affecting Energy Services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; risks

EXHIBIT 99.1

associated with projects owned or operated; failure to appropriately design, construct, or operate projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; changes in the timing of being awarded projects; credit worthiness of customers; lower energy prices negatively impacting the economics of performance contracting business; and changing market conditions.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.

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Risks associated with material business transactions such as acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions.

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Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with federal and state laws and interpretations of these laws.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.